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                                                                   Exhibit 99

Technical Communications Corporation                     NEWS RELEASE
100 Domino Drive                                         August 14, 1998
Concord, MA 01742-2892                                   For Immediate Release
Contact:  Janet LeClair, Investor Relations
(978) 287-5100
Web Site: http://www.tccsecure.com
          ------------------------


              TECHNICAL COMMUNICATIONS CORPORATION ANNOUNCES
          ACTION AT ANNUAL MEETING OF STOCKHOLDERS; COMMENTS ON
               ONGOING LITIGATION WITH PROXY CONTESTANTS


CONCORD, MASSACHUSETTS--Technical Communications Corporation (NASDAQ:TCCO) announced today that it reconvened its 1998 Annual Meeting of Stockholders adjourned from July 28, 1998. In light of this year's contested election of directors, the Company and members of the insurgent group appointed CT Corporation to receive all proxies, examine and verify them and report the results, a process not expected to be completed until Friday, August 21, 1998. Based on a preliminary survey of proxy cards received prior to the meeting and subject to final verification from CT Corporation, the meeting proceeded and votes were taken on all matters described in proxy materials distributed to stockholders on the basis of having obtained proxies representing sufficient shares to constitute a quorum. TCC intends to announce the voting results and their implications for the Company as soon as they are available.

On a separate note, TCC announced that on August 13, 1998 the Massachusetts court, in which the insurgent's complaint against TCC and its directors is pending, dismissed the insurgent's complaint for civil contempt as a result of the Board's June 24, 1998 vote opting into the protections of Massachusetts law, c.156B, section 50A. In doing so, the court specifically noted that the insurgents had provided "no evidence" to support their claims that TCC's new outside independent directors were "beholden" to former director Arnold McCalmont.

Carl H. Guild, Jr., TCC's Chairman and CEO, stated, regarding the stockholders meeting, "I am pleased that our stockholders have taken the opportunity to vote on these important matters facing the Company. We eagerly await CT Corporation's tally of the results."


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Commenting on the ongoing litigation by the insurgent group headed by Messrs.
Phalon and Awan, Mr. Guild continued, "We are pleased with the court's decision in dismissing the insurgent's complaint for contempt. Our new outside independent directors are committed to enhancing stockholder value. This attack on their objectivity and their commitment to TCC was unwarranted and I am pleased that the court's result vindicates our directors' decision in this matter."

Technical Communications Corporation's products and systems secure mission -critical networks for governments, corporations and financial institutions around the world. With over 35 years of experience, TCC is the trusted supplier for organizations that place a high value on their data and its successful transmission.

MATTERS DISCUSSED IN THIS NEWS RELEASE, INCLUDING ANY DISCUSSION OF OR IMPACT, EXPRESSED OR IMPLIED, ON THE COMPANY'S ANTICIPATED OPERATING RESULTS AND FUTURE EARNINGS CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED. THE COMPANY'S OPERATING RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S OPERATING RESULTS MAY BE AFFECTED BY MANY FACTORS, INCLUDING BUT NOT LIMITED TO, THE FULFILLMENT OF CUSTOMER ORDERS, THE COMPANY'S ABILITY TO RETAIN AND MOTIVATE KEY TECHNICAL, SALES, MARKETING AND MANUFACTURING PERSONNEL AND THE POSSIBILITY OF POLITICAL INSTABILITY IN THE COMPANY'S FOREIGN MARKETS. THESE AND OTHER RISKS ARE DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.